EXHIBIT 3(f)

CEL-SCI CORPORATION

ATTACHMENT TO ARTICLES OF AMENDMENT

The following is added to Article 4:

Effective May 19, 2025, all outstanding shares of the Company’s common stock were combined on a 30-for-1 basis. Each outstanding share of the Company’s common stock will be combined into one share of common stock.